Exhibit 21.1

SUBSIDIARIES OF POWELL INDUSTRIES, INC.

Name of Domestic Subsidiary
Delta-Unibus Corp.
Powell Electrical Manufacturing Co.
     Powell Power Electronics Company, Inc.
Powell-Process Systems, Inc. (Inactive)
Powell-ESCO Company
Unibus, Inc.
Powell Energy Systems Inc. (Inactive)
Transdyn Controls, Inc.
Traction Power Systems, Inc.

Name of Foreign Subsidiary
Powell Foreign Sales Corporation	State of Incorporation Illinois Delaware Delaware Utah Texas Ohio Nevada California Delaware Country of Incorporation Barbados, West Indies